Exhibit 99.1

Press Contact:	W. Don Cornwell
Analyst Contact:	Larry Wills
Telephone:	212/826-2530

Granite Broadcasting Voluntarily Files Petition for Reorganization

New York, New York, December 11, 2006 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it, along with certain of its subsidiaries, has voluntarily filed petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. This filing included a plan of reorganization that has been pre-negotiated with the Company’s secured debt holders and is designed to protect Granite’s operations, allow for an orderly reorganization, and restore financial health to the Company’s balance sheet.

Under the reorganization process Granite will continue to operate its businesses in the ordinary course, and its stations will continue to serve their local communities, including their viewers and advertisers.

Commenting on today’s announcement, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We operate competitive and profitable television stations, and despite our need to restructure our corporate balance sheet, we have continued to successfully grow the business. The strategic arrangement we entered into in 2005 with Malara Broadcast Group in Duluth and Fort Wayne is off to an excellent start. Our acquisition of the CBS affiliate in Binghamton earlier this year added an exceptionally strong station to our portfolio and expanded our reach to almost 60 percent of Upstate New York households. During the past year we launched additional news programming in Buffalo, Fresno, Fort Wayne, Peoria and Duluth, and introduced new channels affiliated with the CW Network and My Network TV in Detroit, Duluth, Fort Wayne, Peoria and Binghamton. We are very proud of our colleagues who have worked diligently to expand the services we provide to our communities.”

“We have been candid about the Company’s need to restructure its corporate balance sheet. In that regard, we explored a wide range of alternatives, including the sale of stations formerly affiliated with The WB Network in San Francisco and Detroit. Our ability to sell those stations on an acceptable basis was directly impacted in January 2006 by The WB Network’s announcement that it would cease operations. This unexpected and damaging decision forced us to seek other alternatives. Together with our financial advisor, Houlihan Lokey Howard & Zukin, we evaluated and exhausted a number of strategic options. However, we were unable to find an alternative long-term solution that would have permanently addressed our capital structure.”

Mr. Cornwell concluded, “We are pleased to report that we enter this filing with the support of our secured debt holders, who have worked with us to complete a comprehensive plan of reorganization that, once approved by the courts, will have a positive impact on our business by reducing our corporate debt by over $275 million to approximately $230 million. The advanced agreement with our secured debt holders should expedite the restructuring process and enable us to complete the reorganization by the first half of 2007. This restructuring will provide us with additional resources to re- invest in and grow our local television businesses, and enables us to continue to seek out new stations and markets.”

Under the proposed plan of reorganization, it is anticipated that the Company will become privately-held, and that the current secured debt holders will exchange their existing notes for a combination of new notes and new common stock, and the current common and preferred stockholders will exchange their existing stock for shares of the newly reorganized company.

Cautionary Note Concerning Forward-looking Statements

Any statements that are included or incorporated by reference in this press release, other than statements of historical fact, which address activities, events or developments that the Company expects or anticipates will or may occur in the future are “forward-looking statements”-that is, statements related to future, not past, events that are subject to risks and uncertainties. Although the Company believes such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the effects of the Company’s chapter 11 filing; the Company’s ability to maintain adequate liquidity; the Company’s ability to obtain and maintain normal terms with clients, suppliers and service providers; the Company’s ability to obtain quality programming for its television stations; the results of pending legal proceedings; pricing fluctuations in local and national advertising; changes in advertising trends and the Company’s advertisers’ financial condition; volatility in programming costs; technological developments; and major world events; and those factors described in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaims any obligation to do so.

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 23 channels in the following 11 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; Duluth, Minnesota-Superior, Wisconsin; Binghamton, New York; Utica, New York and Elmira, New York. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.